Exhibit 99.2

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Retirement Plans of Chief Financial Officer Sidney D. Rosenblatt

Brian Millard Appointed New CFO

Ewing, New Jersey – August 4, 2022 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced that following a brilliant and remarkable 26 years with the Company, Sidney D. Rosenblatt plans to retire as CFO at the end of this year. Rosenblatt will remain on the Company’s Board of Directors. Universal Display also announced today that Brian Millard has been appointed Chief Financial Officer, effective September 6, 2022.

“It has been a wondrous and tireless two-and-a-half-plus decades of building and shaping Universal Display Corporation from a three-person startup to a successful global leader that continues to be at the forefront of the OLED industry,” said Rosenblatt. “I am grateful for my incredible journey at UDC and look forward to working with Brian to ensure a smooth transition. Sherwin (Seligsohn), Steve and I took this Company public in 1996 with one patent pending, a research contract with Princeton University and a vision to revolutionize the display industry. The next 15 years were filled with triumphs, challenges, unwavering determination and an unshakeable belief in the future of OLEDs and the Company. In 2011, we achieved profitability and UDC’s earnings have reached new record levels ever since. It has been a distinct honor to help lead this amazing company and to work alongside phenomenal and dedicated people through these many years. I am humbled by and proud of all of UDC’s accomplishments and am confident that the future of the Company is exceptionally strong.”

“On behalf of the Board, the management team and our colleagues at UDC, I would like to thank Sid for his extraordinary leadership, steadfast commitment and immeasurable contributions to the Company. He has been instrumental in the construction and reinforcement of UDC’s strong foundation for sustainable, long-term growth,” said Steven V. Abramson, President and Chief Executive Officer of Universal Display Corporation. “I am deeply grateful for Sid’s astute counsel, and on a more personal note, the wonderful friendship that we have shared for more than 45 years. Our partnership began when we met in law school in 1976 and it extended into the professional world in 1982. We both joined an earlier startup of Sherwin’s that helped invent digital cellular radio, International Mobile Machines Corporation (IMM). After helping to successfully transform two early-stage companies into profitable world-class operations over the course of approximately five decades, I would like to wish Sid, on behalf of the entire company, a happy and well-deserved retirement.”

Abramson continued, “We are pleased to welcome Brian Millard to Universal Display Corporation. Brian brings a wealth of valuable financial, operational and strategic experience and expertise to UDC. As we move to the next exciting chapter of our long-term growth story, I am confident Brian is well-suited to UDC’s culture of inventiveness, integrity, inclusion and imagination.”

“I am excited to join the management team at Universal Display Corporation, a global leader in the OLED ecosystem,” said Brian Millard. “As a pioneering innovator in the young OLED industry, the Company has a myriad of tremendous opportunities ahead. I look forward to being a part of the Universal Display team to help achieve its vision for the future and to drive shareholder value.”

Millard joins Universal Display Corporation with more than 15 years of deep financial, operational and strategic experience and has worked in senior roles across several industries. Millard comes to UDC from Emergent BioSolutions, where he recently served as Senior Vice President of Finance and Corporate Controller. Prior to Emergent, Millard held finance leadership positions at large multinational companies, including Hertz Global Holdings and Hilton Worldwide. He began his professional career at Deloitte & Touche. Millard has a Master’s and Bachelor’s degree in Accounting from James Madison University and is a licensed CPA.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,500 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

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All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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